As filed with the Securities and Exchange Commission on March 28, 2023

Registration No. 333-267947

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RUBICON TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-3703651
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 West Main Street Suite #610

Lexington, KY 40507

(Address of Principal Executive Offices, Zip Code)

Rubicon Technologies, Inc. 2022 Equity Incentive Plan

(Full title of the plan)

Philip Rodoni

Chief Executive Officer

100 West Main Street Suite #610

Lexington, KY 40507

(844) 479-1507

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael J. Blankenship

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Telephone: (713) 651-2678

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment No. 1”) relates to the Registration Statement on Form S-8 (File No. 333-267947) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on October 19, 2022, by Rubicon Technologies, Inc. (the “Company” or the “Registrant”). The Registration Statement registered 31,485,711 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), to be offered and sold under the Rubicon Technologies, Inc. 2022 Equity Incentive Plan (the “Plan”). The Registration Statement on Form S-8 related to (i) 29,000,000 shares of Common Stock authorized to be issued under the Plan and (ii) 2,485,711 shares of Common Stock that may become available for issuance under the Plan as a result of the Plan’s evergreen provision.

This Amendment No. 1 is being filed by the Company solely for the purpose of (i) including Cherry Bekaert LLP’s consent and report dated March 22, 2023, with respect to the consolidated financial statements of Rubicon Technologies, Inc., which was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, into the Registration Statement, and (ii) updating “Part II —Information Required in The Registration Statement —Item 3. Incorporation of Documents By Reference” of the Registration Statement to incorporate by reference certain information relating to the Registrant, including the Annual Report on Form 10-K.

This Amendment No. 1 does not update, amend or modify any other information, statements or disclosure contained in the Registration Statement, except as otherwise referenced herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in Part I of this Registration Statement will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1033, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 23, 2023;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2022 filed with the Commission on May 12, 2022, for the fiscal quarter ended June 30, 2022 filed with the Commission on August 12, 2022, and for the fiscal quarter ended September 30, 2022 filed with the Commission on November 21, 2022;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on February 2, 2022, April 4, 2022, April 12, 2022, May 20, 2022, June 7, 2022, July 28, 2022, August 3, 2022, August 5, 2022, August 19, 2022, August 23, 2022, August 30, 2022, August 31, 2022, October 14, 2022, November 9, 2022, November 18, 2022, November 25, 2022, December 1, 2022, and December 22, 2022; and

(d)	the description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 15, 2022, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws provide for the indemnification of current and former officers and directors of the Registrant to the fullest extent permitted by Delaware law. The Registrant has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Registrant’s certificate of incorporation.

These provisions may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Plan also requires the Registrant to indemnify and hold harmless the Compensation Committee of the Registrant’s Board of Directors, and each other employee, officer or director of the Registrant to whom any duty or power to administer or interpret the Plan may be allocated, against any expense (including attorneys’ fees) or liability arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud or willful bad faith.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description
4.1*	Certificate of Incorporation of Rubicon Technologies, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on August 19, 2022).

4.2*	Bylaws of Rubicon Technologies, Inc. (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on August 19, 2022).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

5.2**	Opinion of Winston & Strawn LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Cherry Bekaert LLP.

23.4**	Consent of Cherry Bekaert LLP (with respect to its report to Rubicon Technologies, Inc. consolidated financial statements dated March 22, 2023).

23.5**	Consent of Winston & Strawn LLP (included in Exhibit 5.2)

24.1*	Power of Attorney (included on signature page hereto).

99.1*	Rubicon Technologies, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed with the Commission on August 19, 2022).

99.2*	Form of Grant Notice for Restricted Stock Unit Award and Standard Terms and Conditions for Restricted Stock Units (Rollover Form) under the Rubicon Technologies, Inc. 2022 Equity Incentive Plan.

107.1*	Filing Fee Table.

*	Previously Filed.
**	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Kentucky, on March 28, 2023.

RUBICON TECHNOLOGIES, INC.

By:	/s/ Philip Rodoni
Name:	Philip Rodoni
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philip Rodoni and Kevin Schubert, and each of them, as the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Philip Rodoni	Director and Chief Executive Officer	March 28, 2023
Philip Rodoni	(Principal Executive Officer)

/s/ Kevin Schubert	President and Chief Financial Officer	March 28, 2023
Kevin Schubert	(President and Principal Financial Officer)

/s/ Nathaniel Morris	Director	March 28, 2023
Nathaniel Morris

/s/ Osman Ahmed	Director	March 28, 2023
Osman Ahmed

/s/ Jack Selby	Director	March 28, 2023
Jack Selby

/s/ Ambassador Paula J. Dobriansky	Director	March 28, 2023
Ambassador Paula J. Dobriansky

/s/ Brent Callinicos	Director	March 28, 2023
Brent Callinicos

/s/ Barry Caldwell	Director	March 28, 2023
Barry Caldwell

/s/ Coddy Johnson	Director	March 28, 2023
Coddy Johnson

/s/ Andres Chico	Chairman	March 28, 2023
Andres Chico

/s/ Paula Henderson	Director	March 28, 2023
Paula Henderson